EXHIBIT 99.1

NEWS FROM

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Patricia K. Moore Director, Investor Relations ESCO Technologies Inc. (314) 213-7277	David P. Garino (314) 982-0551
ESCO ANNOUNCES AGREEMENT TO ACQUIRE GLOBAL ELECTRIC SUPPLIER
     ST. LOUIS, MO, November 7, 2007 – ESCO Technologies Inc. (NYSE: ESE) today announced that it has signed a definitive stock purchase agreement to acquire Doble Engineering Company (Doble) for $319 million in cash, subject to closing working capital adjustments. Doble, headquartered in Watertown, Massachusetts, is a worldwide leader in providing high-end, diagnostic test solutions for the electric utility industry.
     The acquisition is being funded by a combination of ESCO’s existing cash and borrowings under a new $400 million credit facility led by National City Bank. At closing, the Company’s leverage ratio (total debt-to-trailing-12-month pro-forma EBITDA) is expected to be less than 3.3x. The transaction is expected to close in the quarter ending December 31, 2007, and is subject to Hart-Scott-Rodino Act clearance.
     Doble’s annual revenue has grown from approximately $46 million in 2001 to nearly $80 million for the trailing 12 months ended September 30, 2007, with EBITDA growing from approximately $12 million to nearly $28 million in the same period. The acquisition is expected to be accretive to ESCO’s earnings per share in fiscal 2008, excluding amortization of intangible assets.
     Doble supplies diagnostic testing instruments for power delivery assets / apparatus and comprehensive engineering consulting services which significantly enhance the value derived from using its test equipment. The combination of proprietary instrumentation products along with consulting services for analyzing and interpreting test data enables power system operators to make mission-critical decisions.
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     Doble, founded in 1920, pioneered the design and manufacture of the standard high voltage insulation diagnostic test, and today, the Company’s wide-ranging products and services are considered to be the “gold standard” in its field representing the highest in quality, performance, and reliability recognized worldwide.
     Over 90 percent of U.S. investor-owned utilities and a significant number of major power companies around the world use Doble’s products and services which are designed to work together as part of a diagnostic testing system to ensure optimal system performance, safety, and reliability.
     Doble’s instruments and services are designed for regular and frequent diagnostic testing of a wide range of electric generation, transmission and distribution assets along the “grid.” Asset failures can be extremely expensive and operationally debilitating for utilities, their personnel and, most importantly, for their customers. Doble’s testing and consulting services can assess asset condition, prevent costly and dangerous catastrophic failures, limit in-service failures, improve power apparatus life, optimize manpower usage, and improve asset management and maintenance programs.
     Additionally, Doble has developed and maintains a proprietary knowledge base of over 25 million apparatus test results accumulated during the last 50 years. This “Knowledge Reservoir,” coupled with its experience and in-depth understanding of the industry, has allowed Doble to improve electric utility operations throughout the world.
     Doble will continue to be led by its existing and long-tenured management team, including Robert A. (Bob) Smith, who has been Doble’s President and Chief Executive Officer since 2000. Doble will operate as a stand-alone subsidiary within ESCO’s Communications segment.
     Vic Richey, ESCO’s Chairman and Chief Executive Officer, commented, “We are very excited about this acquisition and the immediate financial impact it will have on ESCO’s operations. Not only did we acquire a best-in-class, fast-growing operating company, but we added a very well-respected and talented management team that brings along a wealth of experience in the electric utility industry.
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     “This acquisition is a continuation of ESCO’s commitment to the utility industry and allows us to participate more meaningfully in support of the Intelligent Grid. We look forward to developing and providing Smart Grid applications that fully utilize Doble’s knowledge and instrumentation in concert with our newly integrated Communications segment’s advanced metering (AMI) solutions. We expect to provide a significant value proposition to our customers by coupling Doble’s diagnostic instrumentation and consulting services with our current technology portfolio. This acquisition uniquely positions us as a provider of utility solutions addressing many of the utility applications needed to satisfy the advancing requirements of the industry.
     “Doble’s world-class fully automated intelligent instrumentation brings diagnostics, testing, and monitoring capabilities to our Communications segment providing consistent sales revenue offsetting the cyclical nature of AMI spending.”
     Mr. Richey continued, “Combining Doble with our existing technology platforms provides electric utilities with a solution that moves beyond AMI, by addressing many of the requirements of the “Energy Policy Act,” “GridWorks 2030,” and the “Utility of the Future.”
     Mr. Richey concluded, “As the industry moves forward toward a fully integrated grid, transmission and distribution monitoring along with AMI data will play a significant role in how efficiently power is delivered, monitored, and consumed. I feel that with the acquisition of Doble, we have now positioned ourselves to be a total solution provider of proven and secure AMI offerings, home area networks (HANs), and data analytics that aid the utility industry in energy efficiency and reliable power delivery.”
     Bob Smith, Doble’s President and Chief Executive Officer, added, “By joining the ESCO family of companies, Doble will gain access to valuable additional resources that will allow us to expand our marketing efforts, customer support, and new product development activities, while maintaining a creative and innovative environment for our employees. Doble has experienced consistent growth in sales and profitability over the past five years, and by now being part of a much larger company, we feel we can further expand our reach both domestically and internationally.”
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     Mr. Smith concluded, “The value of the installed electrical delivery system globally is enormous and requires ongoing and expanding maintenance programs. Utilities and other power delivery companies face a host of near-term challenges including system expansion requirements, aging infrastructures, and a heightened focus on return on assets. I firmly believe that being a part of ESCO will allow us to further leverage our domestic market leadership position into rapid international sales growth, thereby considerably strengthening our global leadership.”
Acquisition Conference Call
     ESCO will host a conference call November 7, at 8 a.m. Central time, to discuss details of the acquisition contained in this release. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the call will be available for seven days on the Company’s website noted above. For additional information on the transaction and to view the slide show that will accompany the audio webcast, please access the “Doble Acquisition Presentation” also available at the website noted above.
Advisors
     Stephens Inc. acted as the exclusive financial advisor to ESCO on this transaction, with Bryan Cave LLP serving as the Company’s legal advisor. The seller was represented by The Bigelow Company LLC as financial advisor with Goodwin Procter LLP as legal advisor.
Forward-Looking Statement
     Statements in this press release regarding the certainty and timing of the Doble acquisition, the impacts, financial and otherwise, of such acquisition to Doble and ESCO and other statements that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the Federal Securities Laws. Investors are cautioned that such statements are only predictions, speak only as of the date of this release and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment, including but not limited to: failure to obtain necessary government approvals, material changes in the Doble business
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impacting the closing of the transaction, technical difficulties, competition, changes in customer demands, intellectual property rights, the Company’s successful execution of internal operating plans and the risk factors identified in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and Item 1A of the Company’s Form 10-Q for the three months ended June 30, 2007.
     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtration products to the transportation, health care, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(unaudited)
Doble EBITDA (Dollars in millions):

		(Trailing 12 Months)
	12/31/01	9/30/07
Doble EBIT	$8.2	23.8
Depreciation & Amortization	3.5	3.8

Doble EBITDA	$11.7	27.6